Execution Copy
January 10, 2025
Sabir Sami
Chief Executive Officer KFC Division

Re:    Resignation and Transition Services
Dear Sabir:
As we have discussed, the purpose of this Letter Agreement (this “Letter Agreement”) is to set out our mutual agreement regarding the terms and conditions of your resignation from YUM! Brands, Inc. and Kentucky Fried Chicken Canada Company (collectively, and together with their subsidiaries and related entities, the “Company”). Please review this Letter Agreement carefully and, if you are in agreement with its terms, please sign and return it to me.
1.    Resignation and Transition Services.
(a)    In anticipation of your scheduled resignation, you will resign from all offices of the Company (including, but not limited to, your current position as Chief Executive Officer of KFC Division) and your employment with the Company will cease as of the close of business on March 1, 2025 (the “Resignation Date”). Between the date of this Letter Agreement and the Resignation Date, you will continue in your current role and also assist in the transition of your roles and responsibilities to your successor.
(c)    From March 2, 2025 through March 1, 2026 (the “Transition Services Period”), you will provide such transition services as may be reasonably requested by the Company from time to time in the role of special advisor (the “Transition Services”). During the Transition Services Period, you will be providing the Transition Services as an independent contractor and not as an employee of the Company and your provision of such Transition Services will not be construed to create any association, partnership, joint venture, employment or agency relationship between you and the Company for any purpose. The Transition Services will be subject to the terms and conditions of the Consulting Agreement attached hereto as Exhibit C (the “Consulting Agreement”).
(d)    Notwithstanding any other provision of this Letter Agreement, you will experience a “separation from service” from the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of your Resignation Date. In no event will the Transition Services you are to provide after your Resignation Date be more than 20 percent of the average level of bona fide services you performed over the immediately preceding 36-month period.

Sabir Sami
January 10, 2025

2.    Retirement Vesting, Compensation and Transition Services Fee.
(a)    Schedule 1 attached hereto correctly sets out all of your rights and interests, including the vested amounts, in the stock options, restricted stock units and performance share unit awards granted to you under the Company’s incentive plans that remain unvested as of March 1, 2025. Such awards will be administered in accordance with their respective plan and award documents and consistent with the termination of your employment by “Retirement” under the applicable award agreements. Accordingly, you will be entitled to the additional vesting of your outstanding stock options, restricted stock units, and performance share unit awards, as further described on Schedule 1 attached hereto.
(b)    You will receive your vested benefits under the YUM! Brands Third Country National Retirement Plan (the “TCN”) in a single lump sum payment as provided under Section 5.03(a)(3)(ii) of the TCN. Your vested TCN benefit will be determined as of the Resignation Date.
(c)    Your participation in the Company’s annual and long-term incentive plans, retirement, health and welfare and other employee benefit plans will continue through the Resignation Date in accordance with the terms of such plans, consistent with similarly-situated executives of the Company. Your active participation in the Company’s annual and long-term incentive plans and retirement, health and welfare and other employee benefit plans will terminate on the Resignation Date in accordance with the terms of such plans. For the avoidance of doubt, you will receive no additional vesting or other benefits under the Company’s annual and long-term incentive plans, retirement, health and welfare and other employee benefit plans after the Resignation Date, except with respect to vesting consistent with the retirement vesting provisions contained in your long-term incentive plan awards.
(d)    During the Transition Services Period and subject to your compliance with the terms of this Letter Agreement and the Consulting Agreement, you will be paid a fee for the Transition Services at the rate of $70,834.00 per month (the “Transition Services Fee”), which will be payable on the last day of each month during the Transition Services Period. You will not be eligible for a monthly Transition Services Fee for March 2026 and your final monthly Transition Services fee will be paid subject to your timely execution and non-revocation of the Second Reaffirmation attached hereto as Exhibit D (the “Second Reaffirmation”).
3.    Representations and Warranties.
(a)You represent and warrant that: (i) you have carefully read, and fully understand, all of the terms contained in this Letter Agreement; (ii) you have been advised

Sabir Sami
January 10, 2025

by the Company to consult with an attorney prior to executing this Letter Agreement; (iii) the waiver of your rights and release of your claims as set out in the Separation, Waiver and Release Agreement attached hereto as Exhibit A (the “Release Agreement”), the Reaffirmation attached hereto as Exhibit B (the “Reaffirmation”) and the Second Affirmation is knowing and voluntary; and (iv) you are not relying on any representations, promises or agreements of any kind made to you in connection with your decision to accept the terms of this Letter Agreement, other than those set out in this Letter Agreement.
(b)You represent and warrant that you have been paid all compensation, wages and employment-related entitlements in any and all jurisdictions earned and payable to you by the Company prior to the date of this Letter Agreement. For the avoidance of doubt, such compensation and wages include wages, holiday pay, bonuses, allowances, accrued but unpaid sick/vacation pay, notice, severance, and any other amounts to which you are statutorily or otherwise entitled to be paid prior to the date of this Letter Agreement. You further acknowledge and agree that you will not receive any further compensation, long-term or short-term incentives or benefits other than what is specifically set out in Section 2.
(c)You affirm that: (i) no one has interfered with your ability to report possible violations of any law, regulation, or order imposed by any government agency, or any policies applicable to the Company and (ii) it is the Company’s policy to encourage such reporting.
(d)You represent and warrant that the payments and benefits described in Section 2 constitute good, valuable and sufficient consideration for the waiver of your rights and release of your claims as set out in the Release Agreement, the Reaffirmation and the Second Reaffirmation.
4.    General Release. Notwithstanding anything contained in this Letter Agreement to the contrary, the Company’s obligations hereunder, including in Section 2 of the Letter Agreement, are subject to the satisfaction of the following conditions: (a) you execute and deliver to the Company, no later than twenty-one calendar days after you receive this Letter Agreement and the Release Agreement; (b) you do not revoke the Release Agreement within seven calendar days after its execution; (c) you sign and do not revoke the Reaffirmation within seven calendar days after its execution; and (d) you sign and do not revoke the Second Reaffirmation within seven calendar days after its execution.
5.    Return of Property. No later than March 1, 2025, you agree to return to the Company all equipment and property belonging to the Company, including but not limited

Sabir Sami
January 10, 2025

to, all reports, memoranda, records, computerized information, memory devices, phones, keys, employee ID, manuals, desktops, laptops, monitors, printers and related equipment, your Company phone and the associated phone number and other property which you prepared and/or received in connection with your employment by the Company and which are currently in your possession, care, custody, or control. You agree not to retain any copies, duplicates, or portions of such Company documents or information.
7.    Governing Law. This Letter Agreement will be construed in accordance with the laws of the State of Kentucky without regard to choice or conflict of law principles. The language of all parts of this Letter Agreement will be construed as a whole, according to its fair meaning, and not strictly for or against either party.
8.    Dispute Resolution; No Right to Offset; No Mitigation. To the fullest extent permitted by law, any disputes, claims or controversies arising under, out of, or in connection with this Letter Agreement or your employment with the Company (including, without limitation, whether any such disputes, claims or controversies have been brought in bad faith) will be settled exclusively by arbitration in Louisville, Kentucky in accordance with the employment arbitration rules of the American Arbitration Association then in effect; provided, however, that the Company may invoke the American Arbitration Association’s Optional Rules for Emergency Measures of Protection. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Any arbitral award shall be final and binding on you and the Company and may be entered as a judgment in a court of competent jurisdiction. All claims or disputes must be submitted to arbitration on an individual basis and not as a representative, class and/or collective action proceeding on behalf of other individuals. Both you and the Company are bound by this agreement to arbitrate, but it does not include disputes, controversies or differences which may not by law be arbitrated, including but not limited to any statutory claims or rights you may have pursuant to any local employment standards legislation. This arbitration agreement does not cover any action seeking only emergency, temporary or preliminary injunctive relief (including a temporary restraining order) in a court of competent jurisdiction in accordance with applicable law to protect a party’s confidential or trade secret information. This arbitration agreement shall be governed by and construed and interpreted in accordance with the Federal Arbitration Act. By signing this Letter Agreement, you acknowledge you have read this paragraph and agree with the arbitration provision. You and the Company each acknowledge and understand that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge in court or by administrative proceeding.
9.    No Reliance. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set out in this Letter Agreement.

Sabir Sami
January 10, 2025

10.    Assignment. Your rights and benefits under this Letter Agreement are personal to you and therefore (a) no such right or benefit will be subject to voluntary or involuntary alienation, assignment or transfer; and (b) you may not delegate your duties or obligations hereunder. This Letter Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.
11.    Severability. The invalidity or unenforceability of any provision of this Letter Agreement will not affect the validity or enforceability of any other provision of this Letter Agreement.
12.    No Liability. Nothing contained in this Letter Agreement, and no action by either party in contemplation of or pursuant to this Letter Agreement, will be construed as an admission of liability or wrongdoing by either party.
13.    Notices. Except as set out in the Release Agreement, all notices and other communications to be given to any party hereunder will be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when given by e-mail transmission, and will be addressed to you at your last known address on the books of the Company or, in the case of the Company, at the Company’s principal place of business, Attention: Chief Human Resources Officer, or to such other address as either party may specify by notice to the other actually received.
14.    Amendment; Waiver. This Letter Agreement may not be amended except by mutual written agreement of you and an officer of the Company expressly authorized to enter into such amendment by the Board of Directors of the Company. No waiver by any party to this Letter Agreement at any time of any breach by the other party of, or compliance with, any condition or provision of this Letter Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. To be effective, any waiver must be in writing and signed by the party against whom it is being enforced.
15.    Headings. All sections, captions or titles in this Letter Agreement are inserted for convenience of reference only and will not affect or be utilized in construing or interpreting this Letter Agreement.
16.    Construction. You and the Company agree that the parties have participated jointly in the negotiation and drafting of this Letter Agreement. In the event an ambiguity or question of intent or interpretation arises, this Letter Agreement will be construed as if drafted jointly by you and the Company, and no presumption or burden of proof will arise favoring or disfavoring either of them by virtue of the authorship of any of the provisions of this Letter Agreement.

Sabir Sami
January 10, 2025

17.    Entire Agreement. This Letter Agreement, together with the Release Agreement, the Reaffirmation, the Consulting Agreement, the Second Reaffirmation and Schedule 1 attached hereto, sets out the entire agreement between you and the Company pertaining to the subject matter hereof. This Letter Agreement supersedes all prior obligations and commitments to provide severance, notice, separation pay, change-in-control pay or enhanced retirement-based vesting between you and the Company.
18.    Counterparts. This Letter Agreement may be executed electronically and, in several counterparts, including by fax or PDF, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
[Signature Page Follows]

Sabir Sami
January 10, 2025

Sincerely,

YUM! BRANDS, INC.
/s/David Gibbs

KENTUCKY FRIED CHICKEN CANADA COMPANY
/s/Carly Cohen

AGREED TO:

/s/Sabir Sami
Sabir Sami

Date:	1/10/2025

Sabir Sami
January 10, 2025

SCHEDULE 1
Summary of Equity Awards*

Award Type	Grant Date	Units Granted	Vested as of March 1, 2025	Unvested as of March 1, 2025	Continued Vesting** or Prorated Vesting*** on Retirement
Non-Qualified Stock Option	02/09/2024	22,070	5,517	16,553	16,553
Non-Qualified Stock Option	02/10/2023	18,794	9,397	9,397	9,397
Non-Qualified Stock Option	02/11/2022	16,423	12,317	4,106	4,106
Restricted Stock Units****	02/09/2024	4,798	1,199	3,599	3,599
Restricted Stock Units****	02/10/2023	4,284	2,142	2,142	2,142
Restricted Stock Units****	02/11/2022	3,585	2,688	897	897
CEO - Restricted Stock Units****	11/12/2021	7,983	0	7,983	6,819
Performance Share Units	03/20/2024	9,246.88	0	9,246.88	3,853
Performance Share Units	02/10/2023	8,860.31	0	8,860.31	6,646

*All grants remain subject to the terms of the YUM! Brands, Inc. Long Term Incentive Plan and applicable award agreements.
**Non-Qualified Stock Options and Restricted Stock Units will continue to vest pursuant to the original vesting schedule set out in the applicable award agreements.
***Performance Share Units will vest on a prorated monthly basis for the portion of the performance period ending on the Resignation Date. The Performance Share Units are provided at “target” but the actual Performance Share Units will be determined based on the Company’s actual performance during each applicable performance period. CEO Restricted Stock Units will vest on a prorated basis for the period beginning on the grant date and ending on the Resignation Date.
****Restricted Stock Units and CEO Restricted Stock Units will retain any applicable dividend equivalent rights on Units that vest under this Agreement and the applicable award agreements.

EXHIBIT A
SEPARATION, WAIVER AND RELEASE AGREEMENT
This Separation, Waiver and Release Agreement (this “Agreement”) by and between YUM! Brands, Inc. and Kentucky Fried Chicken Canada Company (collectively the “Company”) and Sabir Sami (“You” or “Your” and, collectively with the Company, the “Parties”) is entered into and effective as of January 10, 2025 (the “Effective Date”). The Company executes this Agreement for itself and on behalf of its subsidiaries, affiliates, and all related companies, as well as each of their respective current and former officers, directors, shareholders, noteholders, lenders, members, managers, employees, agents, other representatives and any employee benefits plans and any fiduciary of those plans (the “Company Group”) and for purposes of Sections 3, 4, 5, 6, 7 and 8 of this Agreement, “Company” will mean the Company and the Company Group.
1.Resignation Date and Transition. The Parties agree that Your employment with the Company will terminate, effective as of March 1, 2025 on account of your resignation (the “Resignation Date”). As of the Resignation Date, You may no longer act as an agent on behalf of the Company, You are relieved of all further duties and responsibilities as of an officer of the Company, and You are no longer authorized to transact business or incur any obligations or liabilities on behalf of the Company.
2.Compliance Terms. Your compliance with the terms of this Agreement and that certain Letter Agreement with the Company, dated as of January 10, 2025 (the “Letter Agreement”), the Reaffirmation attached hereto as Exhibit B (the “Reaffirmation”) and the Second Reaffirmation attached hereto as Exhibit D (the “Second Reaffirmation”), which are fully incorporated herein by this reference, is a condition precedent to Your rights to the compensation and benefits set out in the Letter Agreement.
3.Release. In exchange for the consideration set out in this Agreement and the Letter Agreement, except as otherwise set out below, You release, waive and discharge the Company from any and all claims or liability, whether known or unknown, arising out of any event, act, or omission occurring on or before the day You sign this Agreement, including, but not limited to, claims arising out of Your employment or the termination of Your employment, claims arising out of any separation or severance pay, notice or benefits agreement with the Company, claims arising out of the Employee Retirement Income Security Act of 1974 (ERISA), 29 U.S.C. §§ 1001-1461, claims arising under the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Civil Rights Act of 1866, the Americans with Disabilities Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information

Nondiscrimination Act, the Kentucky Civil Rights Act, the Kentucky Equal Pay Act, the Kentucky Equal Opportunities Act, the Kentucky Wages and Hours Act, the anti-retaliation provisions under the Kentucky Workers' Compensation Law, the Kentucky Occupational Safety and Health Act, all including any amendments and their respective implementing regulations, claims for breach of contract, tort, negligent hiring, negligent retention, negligent supervision, negligent training, employment discrimination, retaliation, or harassment, as well as any other statutory or common law claims, at law or in equity, recognized under any federal, state, or local law. Without limiting the generality of the foregoing, You hereby release the Company of and from all actions, causes of actions, proceedings, claims, demands or complaints that You had, now have or may hereafter have against the Company based upon, arising out of or in any way related to Your employment with the Company or the termination of that employment, whether pursuant to statute, contract, common law, tort or otherwise, including but not limited to any claim for damages for wrongful dismissal or pay in lieu of reasonable notice, or pursuant to the Employment Standards Act, 2000 (Ontario), Occupational Health and Safety Act (Ontario), or Human Rights Code (Ontario); including but not limited to any claims or complaints with respect to workplace discrimination, harassment, sexual harassment and violence. You confirm that You have knowledge of Your rights under the Human Rights Code, and that You have no complaint of any kind arising under the Human Rights Code against the Company as of or prior to the date of the execution of this Agreement.
(e)You acknowledge and agree that You will execute any additional documentation or instruments, including but not limited to the Reaffirmation attached hereto as Exhibit B, as may be reasonably requested by the Company to confirm or effectuate this Agreement.
4.Representations and Warranties. You represent and warrant that You are not entitled to any additional payment or benefits, including, but not limited to, any equity interests, from the Company, except as set out in this Agreement and the Letter Agreement. You further agree that You have suffered no harassment, retaliation, employment discrimination, or work-related injury or illness and that You do not believe that this Agreement is a subterfuge to avoid disclosure of sexual harassment or gender discrimination or to waive such claims. You acknowledge and represent that You: (i) have been fully paid (including, but not limited to, any wages, overtime, bonuses, or commissions, or any other compensation or benefits, to which You are entitled, if any) through the date you sign this Agreement.
Notwithstanding the foregoing, the release of claims set out above does not waive (A) Your rights under this Agreement or the Letter Agreement, (B) Your rights with respect to workers compensation or unemployment benefits, or (C) claims that cannot be waived or released by private agreement. You acknowledge and agree that You are otherwise waiving all rights to sue or obtain equitable, remedial or punitive relief from the Company of any kind whatsoever concerning any claims subject to this release of claims, including, without limitation, reinstatement, notice, back pay, front pay, attorneys’ fees and any form of injunctive relief. You expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. You understand the significance of Your release of unknown claims and Your waiver of statutory protection against a release of unknown claims. Notwithstanding the foregoing, You further acknowledge that You are not waiving and are not being required to waive any right that cannot be waived by law, including the right to file a charge or participate in an administrative investigation or proceeding of the Equal Employment Opportunity Commission or any other government agency prohibiting waiver of such right; provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (with the exception of any right to receive a whistleblower award for information provided to a government agency, including the Securities Exchange Commission). Furthermore, nothing in this Agreement will interfere with or impede Your right and ability to volunteer information to any federal, state or local government agency or governmental entity in connection with the lawful exercise of such agency’s or entity’s authority, or to discuss or disclose to anyone the details of any acts that constitute sexual assault, sexual harassment, or sex discrimination. Furthermore, nothing in this Agreement will (x) prohibit You from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (y) require notification or prior approval by anyone of any such report.
You further acknowledge and agree that, as of the day You sign this Agreement, You have not filed any claims against the Company. You are not aware of any conduct or action by the Company which would be in violation of any federal, state, or local law.
5.No Admission of Liability. This Agreement is not an admission of liability by You or the Company. You and the Company are entering into this Agreement to reach a mutual agreement concerning Your transition and separation from the Company.
6.Non-Disparagement. Subject to Section 8 of this Agreement, You agree that You have not (including during the time period while this Agreement was under consideration) and will not say, write, communicate, or publish in any manner or make statements to customers and suppliers of the Company, other members of the public, or any person or entity that are in any way disparaging, derogatory or negative towards the Company, the Company’s products or services, or the Company’s representatives or employees or that in any way adversely affects or otherwise maligns the business or reputation of the Company, the Company’s products or services, or the Company’s representatives or employees regardless of the truth or falsity of the information.  You further understand that the covenant of non-disparagement contained in this Section 6 is a material inducement for the Company to enter into this Agreement and the Letter Agreement and that a breach of this Section 6 will be considered a material breach of this Agreement and the Letter Agreement. The Company agrees to instruct its current Chief Executive Officer, Chief Operating Officer & Chief People Officer, Chief Financial & Franchising Officer and Chief Legal Officer & Corporate Secretary (determined as of the Effective Date) to not say, write, communicate, or publish in any manner or make statements to customers and suppliers of the Company, other members of the public, or any person or entity that are in any way disparaging, derogatory or negative towards You.
7.Confidentiality. Subject to Section 8 of this Agreement, You acknowledge and agree to the following terms in this Section 7. Neither You nor anyone acting on Your behalf has made or will make any disclosures concerning the existence or terms of this Agreement to any person or entity, including, but not limited to, any representative of the media, Internet web page, social networking site, “blog,” or “chat room,” business entity, or association, except: (i) Your spouse; (ii) Your attorneys, accountants, or financial advisors; or (iii) any court or government agency pursuant to an official request by such government agency, court order, or legally enforceable subpoena.. If You disclose the existence or terms of this Agreement pursuant to sub-clauses (i) or (ii) of this paragraph, You will inform such person or entity (a) of this confidentiality provision, and (b) maintain the same level of confidentiality required by this provision. Any breach of this provision by such person or entity will be considered a breach by You.
8.Permitted Disclosures. Nothing contained in this Agreement limits Your ability to file a charge or complaint with the EEOC, the Securities and Exchange Commission, or any other federal, state, or local governmental or law enforcement agency or commission provided, however, that You hereby disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation (with the exception of any right to receive a whistleblower award for information provided to a government agency, including the Securities Exchange Commission). Additionally, nothing in this Agreement prevents You from providing truthful testimony in response to a lawfully issued subpoena or court order. Further, this Agreement does not limit Your ability to communicate with Your attorney or law enforcement or any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.
9.Cooperation. Except as otherwise required by law, You acknowledge and agree that You will use reasonable efforts to cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which You, by virtue of Your employment with the Company, has relevant knowledge or information. The Company will pay or reimburse you for any expenses you incur in connection with that cooperation, with any reimbursement being made no later than 30 days after You incur the relevant expenses. The Company will endeavor to schedule that cooperation with reasonable advance notice and so as to cause minimal disruption in Your work and personal life.
10.Governing Law/Consent to Jurisdiction and Venue. The laws of the State of Kentucky will govern this Agreement. If Kentucky’s conflict of law rules would apply another country’s or state’s or other jurisdiction’s laws, the Parties agree that Kentucky law will still govern, but will not limit any statutory right You may have pursuant to the laws of that other jurisdiction. The Parties consent to the personal jurisdiction of the courts in Kentucky and, save for any claim that cannot be waived by statute, hereby waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or venue, in any action brought in such courts.
11.Counterparts. The Parties acknowledge and agree that this Agreement may be executed electronically and, in several counterparts, including by fax or PDF, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.
12.Successors; Third Party Beneficiaries. This Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns. Each member of the Company Group is an express third-party beneficiary of this Agreement and may enforce the terms hereof as if such person were a party to this Agreement.
13.ADEA Release; Revocation Period. You acknowledge that You have entered into this Agreement freely and without coercion, that You have been advised by the Company to consult with counsel of Your choice, that You have had adequate opportunity to so consult, and that You have been given all time periods required by law to consider this Agreement, including, but not limited to, the 21-day period required by the ADEA (the “Consideration Period”). You understand that You may execute this Agreement fewer than 21 days from its receipt from the Company but agree that such execution will represent Your knowing waiver of such Consideration Period. You further acknowledge that within the 7-day period following Your execution of this Agreement (the “Revocation Period”), You will have the right to revoke this Agreement, and that the Company’s obligations hereunder will become effective only upon the expiration of the Revocation Period without Your revocation hereof. In order to be effective, notice of Your revocation of this Agreement must be received by the Company in writing on or before the last day of the Revocation Period. Such revocation must be sent in writing to the Company by the following methods: (a) personal delivery; or (b) email transmission to Tracy.Skeans@yum.com. This Agreement shall not become effective until the revocation period has expired.
14.Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement.
If the terms set out in this Agreement are acceptable, please initial each page, sign below, and return the signed original to the Company. If the Company does not receive a signed original on or before the 22nd day after You receive this Agreement, then this offer is automatically revoked and You will not be entitled to the consideration set out in this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

YUM! BRANDS, INC.	SABIR SAMI

/s/David Gibbs	/s/Sabir Sami

KENTUCKY FRIED CHICKEN CANADA

/s/Carly Cohen

EXHIBIT B
REAFFIRMATION
This Reaffirmation (this “Reaffirmation”) supplements the attached Separation, Waiver and Release Agreement, dated January 10, 2025 (the “Release Agreement”) previously entered into between Sabir Sami (for yourself, your family, beneficiaries and anyone acting for you) (“You”), and YUM Brands, Inc. and Kentucky Fried Chicken Canada Company (collectively the “Company”).
The Parties hereby reaffirm the validity and terms of the Release Agreement, which is incorporated by reference into this Reaffirmation and capitalized terms not otherwise defined herein will have the meaning ascribed to them in the Release Agreement. The Parties reaffirm that each has complied with all the terms of the Release Agreement and that each will continue to do so. Each Party also reaffirms its agreement to all the terms of the Release Agreement.
In consideration of the promises and covenants made in the Release Agreement, You hereby unconditionally and irrevocably release, waive, discharge, and give up, to the fullest extent permitted by law, any and all released claims as set forth in the Release Agreement, that You may have against the Company (as defined in Section 3 of the Release Agreement), arising on or prior to the date of Your execution and delivery of this Reaffirmation to the Company. This paragraph releases all released claims, including those of which You are not aware, to the fullest extent permitted by law. You specifically release any and all claims arising out of Your employment with the Company which have arisen on or before the date of Your execution and delivery of this Reaffirmation to the Company.
You agree that You have been advised of and acknowledge the following: (i) You have carefully read and fully understand all provisions of this Reaffirmation; (ii) You are receiving valid consideration for this Reaffirmation that is in addition to anything of value to which You are already entitled; (iii) this Reaffirmation does not waive rights or claims that may arise after it is executed; (iv) by signing this Reaffirmation, You are waiving rights under the ADEA as amended by the OWBPA; (v) You have been advised and given the opportunity to consult with an attorney of Your choice before signing this Reaffirmation; (vii) You were provided twenty-one (21) days to consider this Reaffirmation before signing it; and (viii) You may revoke this Reaffirmation at any time up to seven (7) days after signing this Reaffirmation. The Reaffirmation will not become effective until the revocation period has expired.
Such revocation must be sent in writing to the Company by the following methods: (a) personal delivery or (b) email transmission to Tracy.Skeans@yum.com.

This Reaffirmation may not be signed prior to the Resignation Date.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Reaffirmation as of March 1, 2025.

YUM! BRANDS, INC.	SABIR SAMI

KENTUCKY FRIED CHICKEN CANADA

EXHIBIT C
CONSULTING AGREEMENT
This Consulting Agreement (the “Consulting Agreement”) by and between YUM! Brands, Inc. and Kentucky Fried Chicken Canada Company (together, the “Company”) and Sabir Sami (“You” or “Your” and, collectively with the Company, the “Parties”) is entered into and effective as of March 2, 2025 (the “Consulting Effective Date”).
WHEREAS, You previously resigned from all offices of the Company (including, but not limited to, your position as Chief Executive Officer of KFC Division) effective as of the close of business on March 1, 2025 (the “Resignation Date”) and You entered into the Separation, Waiver and Release Agreement (the “Release Agreement”) and Reaffirmation (the “Reaffirmation”); and
WHEREAS, the Company desires to engage You for transition services to the Company, and You agree to provide such transition services in accordance with the terms and conditions of this Consulting Agreement.
NOW THEREFORE, for and in consideration for the mutual covenants and promises contained in the Consulting Agreement, the engagement of You and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.Transition Services. The Company hereby engages Consultant, and Consultant accepts the engagement as an independent contractor, and agrees Consultant will perform such transition services on an as needed basis as directed by the Company’s Chief Executive Officer (the “Transition Services”). Transition Services must be performed exclusively in the United States.
2.Consulting Consideration. The Company shall pay the Consultant a monthly consulting fee equal to $70,834.00, which shall be paid in on the last day of each month for which the Consultant is providing Transition Services, until the earlier of the Expiration Date or termination of this Consulting Agreement (the “Transition Services Fee”). Under no circumstances will Consultant be eligible for a monthly Transition Services Fee for March 2026 and the final monthly Transition Services fee will be paid only following Consultant’s timely execution and non-revocation of the Second Reaffirmation.
3.Relationship of Parties.
a.Consultant shall perform under this Consulting Agreement as an independent contractor and not as an employee of the Company. This

Consulting Agreement will not be construed to create any association, partnership, joint venture, employment or agency relationship between Consultant and the Company or the Company for any purpose. As an independent contractor, Consultant’s fees are limited to those set forth in Section 2 and Consultant shall not participate in any benefit or other plans that the Company maintains for its employees and receive any vesting credit or other benefits under the Company’s annual or long-term incentive programs.
b.Consultant shall have no authority to assume or create any obligation or liability on the Company. Consultant will not be covered by the Company’s workers’ compensation policy and agrees that the Company will have no responsibility to the Consultant in the event the Consultant experiences any injury or illness in connection with the performance of the Transition Services.
c.The Company shall not withhold any taxes in connection with the compensation paid to Consultant and Consultant shall be solely responsible for the payment of taxes on Consultant’s compensation earned under this Consulting Agreement.
d.Unless otherwise approved by the Company in writing, Consultant is prohibited from entering into a contract with or otherwise utilizing (on behalf of the Company and/or Executive) any agents, contractors, or other third-parties in order to fulfill the Transition Services.
4.Term of Consulting Agreement. This Consulting Agreement shall commence on the Consulting Effective Date and end on March 1, 2026 (the “Expiration Date”) unless terminated earlier pursuant to Section 5 below.
5.Termination.
a.Either Party may terminate this Agreement immediately upon written notice to the other for any material breach of a provision of this Agreement (a “Material Breach”). Termination shall be effective immediately and automatically upon such notice. In addition, the Company may terminate this Agreement immediately upon written notice to the Consultant for any breach of a provision of the Release Agreement or Reaffirmation. For the avoidance of doubt, if Consultant does not enter into the Release Agreement or Reaffirmation, Consultant will not receive any of the pay or benefits set forth in this Consulting Agreement, and this Consulting Agreement will be null and void and of no further force and effect.

Consultant shall not be deemed to have breached this Agreement or the Release Agreement or Reaffirmation unless the Company has provided Consultant with written notice detailing such breach and provided Consultant with a reasonable opportunity to cure such breach (if curable).
b.The Consulting Agreement will terminate immediately upon the death or disability of the Consultant. For purposes of this Consulting Agreement, “Disability” shall mean disability or incapacitation of Consultant for a period of one month or longer that renders Consultant unable to perform Consultant’s duties under the Consulting Agreement.
c.Consultant may terminate this Consulting Agreement for any reason by providing the Company with 15 days written notice at any point after June 1, 2025.
d.Upon notice of termination, Consultant shall inform the Company of the extent to which performance has been completed and shall immediately take steps to wind down any work in progress.
e.If the Company terminates this Consulting Agreement pursuant to the terms hereof, any and all obligations it may otherwise have under this Consulting Agreement shall cease immediately except that the Company agrees to pay Consultant the accrued but unpaid fees.
f.Any provisions of this Consulting Agreement which by their terms impose continuing obligations on the parties, including but not limited to Sections 3, 6, 7, and 9 shall survive the expiration or termination of this Consulting Agreement.
6.Miscellaneous.
a.No Waiver. No waiver of any right or remedy with respect to any occurrence or event shall be deemed a waiver of such right or remedy with respect to such occurrence or event in the future. No waiver of any obligations under this Consulting Agreement shall be effective unless in writing and signed by the Company and Consultant.
b.Governing Law. The laws of the State of Kentucky shall govern all matters arising out of this Consulting Agreement. The state or federal courts located Kentucky are the exclusive and agreed-upon forum for the resolution of all disputes arising from this Consulting Agreement.
c.Reformation and Severability. If any provision of this Consulting Agreement shall be held to be invalid or unenforceable, such decision shall not affect or invalidate the remainder of this Consulting Agreement. If the invalid or unenforceable provision cannot be reformed, the other provisions of this Consulting Agreement shall be given full effect and the invalid or unenforceable provisions shall be deemed deleted.
d.Assignment. Consultant may not assign, transfer or delegate this Consulting Agreement or any of its rights, interests or obligations hereunder, to any person, firm, or other entity without the Company’s prior written consent. Any attempt to assign this Consulting Agreement without such consent shall be void. This Consulting Agreement shall inure to the benefit and the burden of, and shall be binding upon, the parties’ respective successors and permitted assigns.
e.Entire Agreement. This Consulting Agreement embodies the entire agreement between the Company and Consultant relating to the subject matter hereof, provided however that this Consulting Agreement is intended to supplement, and not supersede, any signed written agreements entered into by Consultant during Consultant’s previous employment with the Company regarding the protection of trade secrets and confidential information. No changes, modifications or amendments shall be valid unless agreed upon by the parties in writing.
f.Counterparts. The parties may execute this Consulting Agreement in multiple counterparts, each of which is deemed an original, and all of which, collectively, constitute only one agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of March 1, 2025.

YUM! BRANDS, INC.	SABIR SAMI

KENTUCKY FRIED CHICKEN CANADA

EXHIBIT D
SECOND REAFFIRMATION
This Second Reaffirmation (this “Second Reaffirmation”) supplements the attached Separation, Waiver and Release Agreement, dated January 10, 2025 (the “Release Agreement”) and the Reaffirmation, dated March 1, 2025 (the “Reaffirmation”) previously entered into between Sabir Sami (for yourself, your family, beneficiaries and anyone acting for you) (“You”), and YUM Brands, Inc. and Kentucky Fried Chicken Canada Company (collectively the “Company”).
The Parties hereby reaffirm the validity and terms of the Release Agreement and Reaffirmation, which are incorporated by reference into this Second Reaffirmation and capitalized terms not otherwise defined herein will have the meaning ascribed to them in the Release Agreement. The Parties reaffirm that each has complied with all the terms of the Release Agreement and Reaffirmation and that each will continue to do so. Each Party also reaffirms its agreement to all the terms of the Release Agreement and Reaffirmation.
In consideration of the promises and covenants made in the Release Agreement and Reaffirmation, You hereby unconditionally and irrevocably release, waive, discharge, and give up, to the fullest extent permitted by law, any and all released claims as set forth in the Release Agreement, that You may have against the Company (as defined in Section 3 of the Release Agreement), arising on or prior to the date of Your execution and delivery of this Second Reaffirmation to the Company. This paragraph releases all released claims, including those of which You are not aware, to the fullest extent permitted by law. You specifically release any and all claims arising out of Your employment with the Company which have arisen on or before the date of Your execution and delivery of this Second Reaffirmation to the Company.
You agree that You have been advised of and acknowledge the following: (i) You have carefully read and fully understand all provisions of this Second Reaffirmation; (ii) You are receiving valid consideration for this Second Reaffirmation that is in addition to anything of value to which You are already entitled; (iii) this Second Reaffirmation does not waive rights or claims that may arise after it is executed; (iv) by signing this Second Reaffirmation, You are waiving rights under the ADEA as amended by the OWBPA; (v) You have been advised and given the opportunity to consult with an attorney of Your choice before signing this Second Reaffirmation; (vii) You were provided twenty-one (21) days to consider this Second Reaffirmation before signing it; and (viii) You may revoke this Second Reaffirmation at any time up to seven (7) days after signing this Second Reaffirmation. The Second Reaffirmation will not become effective until the revocation period has expired.
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Such revocation must be sent in writing to the Company by the following methods: (a) personal delivery or (b) email transmission to Tracy.Skeans@yum.com.
This Second Reaffirmation may not be signed prior to the Expiration Date.
[Signature Page Follows]
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IN WITNESS WHEREOF, the Parties hereto have executed this Second Reaffirmation as of March 1, 2026.

YUM! BRANDS, INC.	SABIR SAMI

KENTUCKY FRIED CHICKEN CANADA

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